SUBSIDIARIES OF CARLYLE INDUSTRIES, INC.

     SUBSIDIARY                                      PLACE OF INCORPORATION

     Blumenthal Lansing Company                             Delaware

     Carlyle Manufacturing Company, Inc.                   Connecticut

     Westwater Industries, Inc.                             Delaware

     Button Fashion B.V.                                   Netherlands